Exhibit 10.1

EXECUTIVE CHAIRMAN SERVICES AGREEMENT

This Executive Chairman Services Agreement (the "Agreement") is entered into effective as of August 7, 2018 (the "Effective Date") by and between Red Violet, Inc., a Delaware corporation (the "Company") and Michael Brauser, (the "Executive Chairman"). Each of the Company and the Executive Chairman are hereinafter a "Party" and collectively the "Parties."

WHEREAS, the Company desires to retain the services of the Executive Chairman and the Executive Chairman is desirous and willing to accept such service arrangement and render such services, all upon and subject to the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants set forth in this Agreement, and intending to be legally bound, the Company and the Executive Chairman agree as follows:

1.Engagement. The Company hereby engages and retains the Executive Chairman and the Executive Chairman hereby agrees to render services upon the terms and conditions hereinafter set forth.

2.Term. This Agreement shall be for a term commencing on the Effective Date and continue for one (1) year (“Initial Term”), unless sooner terminated in accordance with the provisions of Section 6.  This Agreement shall automatically renew for additional one (1) year periods (each a “Renewal Term”) unless either party provides written notice to the other of its intent not to renew not fewer than thirty (30) days prior to the expiration of the then current term (where such non-renewal shall not be considered a termination).  The Initial Term and the Renewal Term(s), if applicable, are referred to collectively in this Agreement as the “Term.”

3.Services. During the Term, the Executive Chairman shall act as a strategic advisor to the Company providing recommendations on organizational and capital structure, future financing needs and future acquisitions or strategic transactions (the “Services”). Executive Chairman shall provide the Services and shall use his best efforts to perform the Services competently, carefully, and faithfully. The Executive Chairman’s Services shall be performed on a non-exclusive basis.

4.Compensation/Expenses.

(a)Cash Compensation.As compensation for the Services as described above, the Company shall pay Executive Chairman thirty thousand dollars ($30,000) per month during the Term.

(b)Equity Incentive Compensation.Executive Chairman shall be entitled to participate, commensurate with his position, in the Company’s incentive compensation plan(s) (i.e., stock/restricted stock units/options/warrants, etc. (each individually or collectively, “Equity Awards”)), pursuant to the Red Violet, Inc. Stock Incentive Plan or such other equity plan or arrangement as may be in effect from time to time (such plan or arrangement hereinafter referred to as the “Plan”). Any Equity Awards shall be documented on an award agreement which shall at least conform to the terms and conditions set forth in this paragraph (the “Award Agreement”).

(c)Expenses. In addition to any compensation received under this Section 4, the Company shall reimburse the Executive Chairman for all reasonable travel, lodging, meals, and other prior approved out-of-pocket expenses incurred or paid by the Executive Chairman in connection with the performance of his Services under this Agreement; provided, however, any such expenses over $1,000 shall be approved by the Company in writing in advance. All other expenditures shall be the sole responsibility of the Executive Chairman.

5.Independent Contractor Relationship.

(a)The Executive Chairman acknowledges that he is an independent contractor and that Executive Chairman shall not be considered an employee of the Company. The Executive Chairman acknowledges that he is not the legal representative or agent of the Company, nor does he have the power to obligate the Company, for any purpose other than specifically provided in this Agreement.  Although Company may specify the results to be achieved by the Executive Chairman and may control and direct him in that regard, Company shall not control or direct the Executive Chairman as to the details or means by which such results are accomplished.

(b)The Company will not withhold any monies for any national, state, local or federal taxing authorities from the Consulting Fees earned by the Executive Chairman pursuant to this Agreement. The Executive Chairman shall be solely responsible for the withholding and/or payment of such taxes.

(c)The Company shall carry no worker's compensation insurance or any health or accident insurance to cover the Executive Chairman or his employees (if any). The Company shall not pay contributions to social security, unemployment insurance, nor provide any other contributions or benefits, which might be expected in an employer-employee relationship. Neither the Executive Chairman nor his employees (if any) shall be entitled to medical coverage, life insurance or to participation in any current or future Company pension plan.

6.Termination.

(a)In the event of a material default under this Agreement by the Company, the Executive Chairman may terminate this Agreement if such default is not cured within 30 days following delivery of written notice specifying and detailing the default complained of and demanding its cure.

(b)The Company or any successor may terminate this Agreement immediately for Cause (subject to any applicable notice and cure periods set forth below, if applicable). As used herein, “Cause” means any of the following acts or omissions, taken or omitted by Executive Chairman or any member or employee thereof providing Services hereunder:

•

material breach of any obligations under this Agreement or of Company policies, if such breach is not cured within 30 days following delivery of written notice specifying and detailing the breach complained of and demanding his cure.

•	failure to substantially perform Services hereunder for any reason other than due to Executive Chairman’s death or incapacity;
•

an act of fraud, embezzlement, or theft relating to the Company which has caused material harm to the Company, or any conviction of a felony relating to the Company during the Term or any felony which materially interferes with his ability to perform Services hereunder, and in either case the time to appeal from such conviction has expired it being understood that as long as an appeal is pending Cause does not exist; or

•	disclosure of the Company’s Confidential Information contrary to Company’s policies or in violation of this Agreement.

For purposes herein, “incapacity” shall mean if, during the term of this Agreement, Executive Chairman contracts an illness, physical or mental, or an injury which, in the reasonable determination by an independent physician agreed upon by the Executive Chairman (or his guardian or personal representative, if applicable) and the Company, prevents him from performing the Services for 120 days or longer.  The date on which such incapacity begins shall be determined by such physician.  For purposes of determining the number of days of incapacity, intervening Saturdays, Sundays and legal holidays shall be counted.

(c)Upon termination of this Agreement, the Company shall reimburse the Executive Chairman for any reasonable expenses previously incurred for which the Executive Chairman had not been reimbursed prior to the effective date of termination, provided that the requirements of Section 4(c) have been satisfied. Any and all other rights granted to the Executive Chairman under this Agreement shall terminate as of the date of such termination.

(d)Upon termination of this Agreement by the Company without Cause, Company shall continue to pay Executive Chairman the Cash Compensation due under Section 4(a) of this Agreement through the expiration of the then-current Term.

7.Non-Disclosure of Confidential Information; Non-Competition.

(a)Confidential Information. Confidential Information includes, but is not limited to, trade secrets as defined by the common law and statutes in Florida or any future Florida statute, processes, policies, procedures, techniques including recruiting techniques, designs, drawings, know-how, show-how, technical information, specifications, computer software and source code, information and data relating to the development, research, testing, costs, marketing and uses of the Company's products and services, the Company's budgets and strategic plans, databases, data, all technology relating to the Company's businesses, systems, methods of operation, information, solicitation leads, marketing and advertising materials, methods and manuals and forms, all of which pertain to the activities or operations of the Company, names, home addresses and all telephone numbers and e-mail addresses of the Company's employees, former employees, clients and former clients. For purposes of this Agreement, the following will not constitute Confidential Information (i) information which is or subsequently becomes generally available to the public through no act or omission of the Executive Chairman, (ii) information set forth in the written records of the Executive Chairman prior to disclosure to the Executive Chairman by or on behalf of the Company, which information is given to the Company in writing as of or prior to the date of this Agreement, and (iii) information which is lawfully obtained by the Executive Chairman in writing from a third party (excluding any affiliates of the Executive Chairman) who was legally entitled to disclose the information.

(b)Legitimate Business Interests. The Executive Chairman recognizes that the Company has legitimate business interests to protect and as a consequence, the Executive Chairman agrees to the restrictions contained in this Agreement because they further the Company's legitimate business interests. These legitimate business interests include, but are not limited to (i) trade secrets and valuable confidential business or professional information that otherwise does not qualify as trade secrets, including all Confidential Information; (ii) substantial relationships with specific prospective or existing customers; (iii) goodwill associated with the Company's business; and (iv) specialized training relating to the Company's business, technology, methods and procedures.

(c)Confidentiality. The Confidential Information shall be held by the Executive Chairman in the strictest confidence and shall not, without the prior written consent of the Company, be disclosed to any person other than in connection with the Executive Chairman's Services to the Company. The Executive Chairman further acknowledges that such Confidential Information as is acquired and used by the Company is a special, valuable and unique asset. The Executive Chairman shall exercise all due and diligence precautions to protect the integrity of the Company's Confidential Information and to keep it confidential whether it is in written form, on electronic media or oral. The Executive Chairman shall not copy any Confidential Information except to the extent necessary to perform his Services hereunder nor remove any Confidential Information or copies thereof from the Company's premises except to the extent necessary to provide his Services and then only with the authorization of an officer of the Company. All records, files, materials and other Confidential Information obtained by the Executive Chairman in the course of his Services to the Company are confidential and proprietary and shall remain the exclusive property of the Company. The Executive Chairman shall not, except in connection with and as required by his performance of the Services under this Agreement, for any reason use for his own benefit or the benefit of any person or entity with which he may be associated or disclose any such Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever without the prior written consent of an officer of the Company.

(d)Prior Approval. Neither Party shall issue any public statements or press release concerning this Agreement or the Parties' relationship without the other Party's prior approval unless otherwise required by law.

(e)Non-Competition.  Executive Chairman acknowledges that the Services provided by Executive Chairman will enable Executive Chairman to obtain, among other things, knowledge associated with Company’s and its affiliates' businesses and will also enable Executive Chairman to form certain relationships with individuals and entities with which Company or any of its affiliates furnish its products and/or services.  Executive Chairman further acknowledges that the substantial relationships with prospective and existing customers, goodwill and other valuable proprietary interests of Company or its affiliates will cause Company to suffer irreparable and continuing damage in the event Executive Chairman competes or assists others in competing with Company or its affiliates during the Term and within two (2) years subsequent to the termination of the Agreement (the “Restrictive Period”).  Therefore, Executive Chairman agrees that during the Term of this Agreement and for a period of two (2) years thereafter, Executive Chairman will not, without the prior written consent of Company, which consent may be withheld by Company in its sole and absolute discretion, be employed or engaged directly or indirectly by a competitor of Company or its affiliates, or otherwise engage directly or indirectly in any conduct, activity, or business that competes with the business of Company or its affiliates; provided, however, that Executive Chairman shall be permitted to invest in common stock of other publicly traded entities (including those that compete with the Company or its affiliates) so long as Executive Chairman’s beneficial ownership in any such entity does not exceed 5% of the total fully diluted value of any such entity.  The phrase “directly or indirectly” shall include either as an individual or as a partner, joint venture, employee, agent, Executive Chairman, independent contractor, consultant, officer, director, stockholder, investor or otherwise.  The geographic scope of the non-competition obligations of this paragraph includes anywhere in the world where Company and its affiliates engage in business or otherwise market or sell their products or services.

8.Equitable Relief. The Company and the Executive Chairman recognize that the Services to be rendered under this Agreement by the Executive Chairman are special, unique and of extraordinary character, and that in the event of a breach or threatened breach by the Executive Chairman of the terms and conditions of this Agreement including any action in violation of Section 7, the Company shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction to enjoin the

Executive Chairman from breaching the provisions of Section 7. In such action, the Company shall not be required to plead or prove irreparable harm or lack of an adequate remedy at law or post a bond or any security.

9.Survival. Sections 7 through 18 shall survive termination of this Agreement.

10.Assignability. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company. This Agreement may not be assigned by the Executive Chairman without the prior written consent of the Company and any attempt to do so shall be void.

11.Severability. If any provision of this Agreement otherwise is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, this Agreement shall be considered divisible as to such provision and such provision shall be inoperative in such state or jurisdiction and shall not be part of the consideration moving from either of the Parties to the other. The remaining provisions of this Agreement shall be valid and binding and of like effect as though such provisions were not included. If any restriction set forth in this Agreement is deemed unreasonable in scope, it is the Parties' intent that it shall be construed in such a manner as to impose only those restrictions that are reasonable in light of the circumstances and as are necessary to assure the Company the benefits of this Agreement.

(a)Section 409A.  If any reimbursements or in-kind benefits provided by the Company pursuant to this Agreement would constitute deferred compensation for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, such reimbursements or in-kind benefits shall be subject to the following rules: (a) the amounts to be reimbursed, or the in-kind benefits to be provided, shall be determined pursuant to the terms of the applicable plan, policy or agreement and shall be limited to Executive Chairman’s lifetime; (b) the amount eligible for reimbursement, or the in-kind benefits provided, during any calendar year may not affect the expenses eligible for reimbursement, or the in-kind benefits provided, in any other calendar year; (c) any reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (d) Executive Chairman’s right to an in-kind benefit or reimbursement is not subject to liquidation or exchange for cash or another benefit.

12.Notices and Addresses. All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by FedEx or similar overnight delivery, or electronically delivered, as follows:

If to the Company:	Red Violet, Inc. 2650 North Military Trail, Suite 300 Boca Raton, FL 33431 Attention: Derek Dubner, CEO Email: derek@redviolet.com

If to the Executive Chairman:	Michael Brauser 3164 NE 31st Ave Lighthouse Point, FL 33064 Email: mike@marlincapital.com or to such other address as either of them, by notice to the other may designate from time to time. Time shall be counted to, or from, as the case maybe, the delivery in person or by mailing.

13.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  The execution of this Agreement may be by actual, facsimile or pdf signature.

14.Governing Law. All claims relating to or arising out of this Agreement, or the breach thereof, whether sounding in contract, tort, or otherwise, shall also be governed by the laws of the State of Florida without regard to choice of law considerations.

15.Exclusive Jurisdiction and Venue. Any action brought by either party against the other concerning the transactions contemplated by or arising under this Agreement shall be brought only in the state or federal courts of Florida and venue shall be in the state or federal courts located in Palm Beach County. The Parties to this Agreement hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens.

16.Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes all prior oral and written agreements between the Parties hereto with respect to the subject matter hereof. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, except by a statement in writing signed by the party or Parties against whom enforcement or the change, waiver discharge or termination is sought.

17.Additional Documents. The Parties hereto shall execute such additional instruments as may be reasonably required by their counsel in order to carry out the purpose and intent of this Agreement and to fulfill the obligations of the Parties hereunder.

18.Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

19.No Third Party Beneficiaries.  This Agreement is made and entered into for the sole protection and benefit of the parties hereto, their successors, assigns and heirs, and no other Person shall have any right or action under or based upon this Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Company and the Executive Chairman have executed this Agreement as of the date written above.

COMPANY:

RED VIOLET, INC.

By:/s/ Derek Dubner
DEREK DUBNER, CEO

EXECUTIVE CHAIRMAN:

MICHAEL BRAUSER

/s/ Michael Brauser

[Signature Page to Executive Chairman Agreement]